Exhibit 10.37

CVR ENERGY, INC.
INCENTIVE UNIT AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of December 1, 2014 (the “Grant Date”), between CVR Energy, Inc., a Delaware corporation (the “Company”), and the individual grantee designated on the signature page hereof (the “Grantee”).

WHEREAS, the compensation committee or any authorized committee thereof (the “Committee”) of the board of directors (the “Board”) of the Company is responsible for establishing, reviewing and approving incentive compensation in order to provide an additional incentive to certain of the officers and employees of the Company and its “Subsidiaries” (as defined in Rule 12b-2 of the Exchange Act); and

WHEREAS, the Committee has authorized the grant of Incentive Units (as defined herein) to the Grantee as provided herein.

NOW, THEREFORE, the parties hereto agree as follows:

1.Grant of Incentive Units.

1.1    The Company hereby grants to the Grantee, and the Grantee hereby accepts from the Company on the terms and conditions set forth in this Agreement, an award of 227,927 Incentive Units. Subject to the terms and conditions of this Agreement, each “Incentive Unit” described herein represents the right of the Grantee to receive, if such Incentive Unit becomes vested, a cash payment equal to the positive difference, if any, between (A) the average closing price of the common units (the “Units”) of CVR Refining, LP (NYSE: CVRR) (the “Partnership”) per Unit for the first 10 trading days of the month immediately preceding the month in which the applicable date of vesting occurs hereunder pursuant to Section 2 or Section 3(a) or (b) (such 10 trading days, the “Unit Measurement Period”) minus (B) $23.39. For purposes of calculating such average closing price per Unit for the Unit Measurement Period, any dividend or other distribution to which Grantee is entitled pursuant to Section 4 hereof shall be taken into account with respect to the per Unit closing price for each day occurring during the Unit Measurement Period. The reference to the Units of the Partnership is used herein solely to calculate the cash payout, if any, to be awarded to the Grantee in accordance with this Agreement, and does not create any separate rights with respect to the Units of the Partnership or otherwise.

1.2    Except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Amended and Restated CVR Energy, Inc. 2007 Long Term Incentive Plan, as amended from time to time (the “2007 LTIP”). For the sake of clarity, the parties hereto acknowledge and agree that the Incentive Units awarded to the Grantee hereunder are not being granted under the 2007 LTIP or any other employee benefit plan.

2.    Vesting Date.

The Incentive Units are unvested on and after the Grant Date and shall vest, with respect to 100% of the total number of Incentive Units granted hereunder, on December 1, 2017 (“Vesting Date”), provided the Grantee continues to serve as an employee of the Company (or a Subsidiary thereof) from the Grant Date through the Vesting Date.

3.     Termination of Employment.

(a)    If on, or at any time following, the first anniversary of the Grant Date and prior to the Vesting Date, (i) the Grantee’s employment is terminated by the Company or one of its Subsidiaries by reason of his Disability, (ii) the Grantee's employment is terminated due to his death, (iii) the Grantee’s employment is terminated by the Company or one of its Subsidiaries other than for Cause or Disability (and excluding any termination occurring within the one (1) year period commencing on the date of a Change in Control), (iv) the Grantee resigns from employment with the Company or one of its Subsidiaries for Good Reason (and excluding any termination occurring within the one (1) year period commencing on the date of a Change in Control), or (v) the Company exercises its right to cancel any Incentive Units under Section 8(d) while Grantee is employed by the Company, then, in the case of clause (i), (ii), (iii), (iv) or (v) above, a portion of the Incentive Units calculated by multiplying the total number of Incentive Units granted hereunder by a fraction (the numerator of which is the number of completed calendar months that have lapsed from the Grant Date to the date of termination (or in the case of (v) above, the date the Company exercises its rights under Section 8(d), below), and the denominator of which is 36), shall become immediately vested on the date of such employment termination (or in the case of (v) above, the date the Company exercises its rights under Section 8(d), below).

(b)    If, within the one (1) year period commencing on the date of a Change in Control, (i) the Grantee’s employment is terminated by the Company or one of its Subsidiaries other than for Cause or Disability, or (ii) the Grantee resigns from employment with the Company or one of its Subsidiaries for Good Reason, then, any Incentive Units that have not vested prior to such time shall become immediately vested on the date of such employment termination.

(c)    Any unvested Incentive Units that do not become vested in connection with the Grantee’s termination of employment in accordance with Section 3(a) or (b) of this Agreement shall be forfeited immediately upon the Grantee’s termination of employment.

(d)    To the extent any payments provided for under this Agreement are treated as “nonqualified deferred compensation” subject to Section 409A of the Code, (i) this Agreement shall be interpreted, construed and operated in accordance with Section 409A of the Code and the Treasury regulations and other guidance issued thereunder, (ii) if on the date of the Grantee’s separation from service (as defined in Treasury Regulation §1.409A-1(h)) with the Company or one of its Subsidiaries the Grantee is a specified employee (as defined in Section 409A of the Code and Treasury Regulation §1.409A-1(i)), no payment constituting the “deferral of compensation” within the meaning of Treasury Regulation §1.409A-1(b) and after application of the exemptions provided in Treasury Regulation §§1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) shall be made to the Grantee at any time prior to the earlier of (A) the expiration of the six (6) month period following the Grantee’s separation from service or (B) the Grantee’s death, and any such amounts deferred during such applicable period shall instead be paid in a lump sum to the Grantee (or, if applicable, to the Grantee’s estate) on the first payroll payment date following expiration of such six (6) month period or, if applicable, the Grantee’s death, and (iii) for purposes of conforming this Agreement to Section 409A of the Code, any reference to termination of employment, termination or separation from employment, resignation from employment or similar terms shall mean and be interpreted as a “separation from service” as defined in Treasury Regulation §1.409A-1(h). For purposes of applying Section 409A of the Code to this Agreement (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that the Grantee may be entitled to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.

(d)    For purpose of this Section 3, for the avoidance of doubt, and notwithstanding anything herein to the contrary, if the Grantee has an employment agreement with the Company or one of its Subsidiaries that terminates or expires without renewal thereof and the Company (or one of its Subsidiaries) chooses not to enter into a new employment agreement with the Grantee, then, except as expressly provided under circumstances described in Section 3(a) or (b) above, the Grantee shall not be entitled to any acceleration of vesting or any payments whatsoever pursuant to this Section 3 irrespective of whether the Grantee experiences a termination of employment (for any reason) or continues in the employ of the Company (or one of its Subsidiaries) on an at-will basis or otherwise.

4.    Distribution Equivalent Rights

The Company hereby grants to the Grantee, and the Grantee hereby accepts from the Company, one “Distribution Equivalent Right” for each Incentive Unit granted herein equal to the cash value of all distributions declared by the Partnership on each Unit from the Grant Date to and including the date that is the earlier of the Vesting Date and the date on which the Grantee experiences a termination of employment with the Company or one of its Subsidiaries under circumstances described in Section 3(a) or (b), provided that the foregoing shall only apply with respect to distributions with “ex-dividend” dates occurring from the Grant Date to and including the last day of the Unit Measurement Period. The reference to the cash value of such distributions is used herein solely to calculate the cash payout, if any, to be awarded in respect of such Distribution Equivalent Rights and does not create any separate rights with respect to the Distribution Equivalent Rights. Notwithstanding the foregoing, the payment of Distribution Equivalent Rights will be deferred until and conditioned upon the underlying Incentive Units becoming vested pursuant to Section 2 or 3(a) or (b) hereof and, upon any such vesting, Distribution Equivalent Rights on all vested Incentive Units, with no interest thereon, shall become payable to the Grantee in accordance with Section 5 hereof.

5.    Payment Date.

Within 15 business days following the earlier of the Vesting Date and the date on which the Grantee experiences a termination of employment with the Company or one of its

Subsidiaries under circumstances described in Section 3(a) or (b), the Company will deliver to the Grantee the cash payment underlying the Incentive Units and Distribution Equivalent Rights (if any) that become vested pursuant to Section 2 or 3 of this Agreement.

6.    Administration.

(a)    This Agreement shall be administered by the Committee, unless the Board has determined to administer this Agreement, at which time all references to the “Committee” will apply to the Board. The Committee may adopt such rules, regulations and guidelines as it deems are necessary or appropriate for the administration of this Agreement.

(b)    Subject to the express terms and conditions set forth herein, the Committee shall have the power from time to time to: (i) construe and interpret this Agreement, amend and revoke rules and regulations for the administration of this Agreement, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in this Agreement, in the manner and to the extent it shall deem necessary or advisable, including so that this Agreement and the operation of this Agreement comply, where applicable, with Rule 16b-3 under Exchange Act, the Code, and other applicable law, and otherwise to make this Agreement fully effective; (ii) determine the duration and purpose of any leaves of absence which may be granted to the Grantee without constituting a “separation from service” as defined in Treasury Regulation §1.409A-1(h); (iii) exercise its discretion with respect to the rights and powers granted to it as set forth in this Agreement and which would be consistent with the powers and rights granted in this Agreement; and (iv) generally, exercise such powers and perform such acts as are necessary or advisable to promote the best interests of the Company with respect to this Agreement. All decisions and determinations by the Committee in the exercise of the above powers shall be final, binding and conclusive upon the Company, its Subsidiaries, the Grantee and all other persons having any interest herein.

(c)     Notwithstanding anything herein to the contrary, with respect to a Grantee working outside the United States, the Committee may determine the terms and conditions of this Agreement and make such adjustments to the terms hereof as are necessary or advisable to fulfill the purposes of this Agreement taking into account matters of local law or practice, including tax and securities laws of jurisdictions outside the United States.

(d)    No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Agreement or any transaction hereunder. The Company hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering this Agreement or in authorizing or denying authorization to any transaction hereunder.

7.     Adjustment Upon Changes in Capitalization.

In the event of a Change in Capitalization (defined below), the Committee shall conclusively determine the appropriate adjustments, if any, to the maximum number and/or class of Units or other stock or securities with respect to which this Agreement relates, except that no adjustment shall be made that would duplicate the Grantee’s rights, if any, under Section 4 with respect to Dividend Equivalent Rights. A “Change in Capitalization” means any increase or reduction in the number of Units, any change in the Units or any exchange of Units for a different number or kind of shares or other securities of the Partnership or another entity, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants, rights or debentures, unit dividend, unit split or reverse unit split, cash dividend, property dividend, combination or exchange of units, repurchase of units, change in entity structure or otherwise.

8.     Effect of Certain Transactions.

Following the liquidation or dissolution of the Company or the Partnership, or a merger or consolidation of the Company or the Partnership (as applicable, a “Transaction”), or a Change in Control, either this Agreement shall be treated as provided in the agreement entered into in connection with the Transaction or Change in Control, or if not so provided in such agreement, the Company may take one or more of the following actions: (a) remove any applicable forfeiture restrictions on the Incentive Units; (b) accelerate the time at which the restricted periods on the Incentive Units shall lapse; (c) require the mandatory surrender to the Company of the Incentive Units as of a specific date, in which event the Company shall cancel the Incentive Units and pay to the Grantee an amount of cash per Incentive Unit equal to the value the Committee has determined to be the fair market value of a Unit at the time of the Change in Control or the Transaction, as applicable; (d) cancel any Incentive Units, without consideration, that remain unvested at the time of the Change in Control or the Transaction, as applicable; or (e) make such adjustments to this Agreement, if any, as the Committee deems appropriate to reflect the Change in Control or the Transaction (including, but not limited to, substituting a new award for the Incentive Units).

9.    Non-transferability.

The Incentive Units may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated, other than by will or by the laws of descent or distribution. The Incentive Units shall not be subject to execution, attachment or other process.

10.    Incentive Compensation Recoupment.

(a)    To the extent not prohibited by applicable law, the Board, in its sole and absolute discretion, may seek reimbursement of any payment made to Grantee in respect of the Incentive Units granted hereunder if (A) Grantee is currently or was previously designated as an “officer” by the Board for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (such designation, “Officer”), and (B) Grantee, in the judgment of the Board, commits misconduct or a gross dereliction of duty that results in a material violation of Company policy and causes significant harm to the Company (or any of its Subsidiaries) while serving in his or her capacity as an Officer. In such event, (x) if Grantee is a current Officer, the Board may seek reimbursement of all or a portion of any such payment made to Grantee during the three-year period preceding the date on which such misconduct or dereliction of duty was discovered by the Company (or any of its Subsidiaries), or (y) if Grantee is a former Officer, the Board may seek reimbursement of all or a portion of any such payment made to Grantee during the three-year period preceding the last date on which Grantee was an Officer.

(b)     To the extent not prohibited by applicable law, if Grantee is an Officer, the Board may, in its sole discretion, seek reimbursement of any payment made to Grantee in respect of the Incentive Units granted hereunder in the event of a restatement of the Company’s (or any of its Subsidiaries’) financial results (occurring due to material noncompliance with any financial reporting requirements under applicable securities laws) that reduced a previously granted payment made to Grantee in respect of the Incentive Units granted hereunder.  In that event, the Board will seek to recover the amount of any such payment made to Grantee that exceeded the amount that would have been paid based on the restated financial results.

(c)    If the Company subsequently determines that it is required by law to apply a “clawback” or alternate recoupment provision to the Incentive Units granted hereunder, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then such clawback or recoupment provision also shall apply to such Incentive Units, as if it had been included on the effective date of this Agreement.

11.    No Right to Continued Employment.

Nothing in this Agreement shall be interpreted or construed to confer upon the Grantee any right with respect to continuance of employment by the Company or one of its Affiliates, nor shall this Agreement interfere in any way with the right of the Company or one of its Affiliates to terminate the Grantee’s employment therewith at any time.

12.    Withholding of Taxes.

The Grantee shall pay to the Company, or the Company and the Grantee shall agree on such other arrangements necessary for the Grantee to pay, the applicable federal, foreign, state and local income taxes required by law to be withheld (the “Withholding Taxes”), if any, upon the vesting or payment of the Incentive Units. The Company shall have the right to deduct from any payment of cash to the Grantee an amount equal to the Withholding Taxes in satisfaction of the Grantee’s obligation to pay Withholding Taxes.

13.    Interpretation.

This Agreement is intended to comply with Rule 16b-3 of the Exchange Act and the Committee shall interpret and administer the provisions of this Agreement in a manner consistent therewith. Any provision inconsistent with such rule shall be inoperative and shall not affect the validity of this Agreement.

14.    Modification or Termination of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto; provided, however, that the Company may modify or amend this Agreement without the written consent of the Grantee to the extent that such action is necessary for compliance with an applicable law, regulation or exchange requirement that impacts this Agreement. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

15.    Severability.
Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

16.    Governing Law.
The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the conflicts of laws principles thereof.

17.    Entire Understanding.
This Agreement embodies the entire understanding and agreement of the parties in relation to the subject matter hereof, and no promise, condition, representation or warranty, expressed or implied, not herein stated, shall bind either party hereto.

18.    Rights as Equity Holder.
In no event whatsoever shall the Grantee possess any incidents of ownership in any equity of the Company or the Partnership with respect to the Incentive Units granted hereunder.

19.    Successors in Interest.
This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s beneficiaries, heirs, executors, administrators, successors and legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Grantee’s beneficiaries, heirs, executors, administrators, successors and legal representatives.

20.    Unfunded Status. The Incentive Units constitute an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Grantee, subject to the terms and conditions of this Agreement, cash on the applicable vesting date for the applicable portion of such Incentive Units as provided herein. By accepting this grant of Incentive Units, the Grantee understands that this grant does not confer any legal or equitable right (other than those constituting the Incentive Units) against the Company or any of its Affiliates, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or any of its Affiliates. The rights of the Grantee (or any person claiming through the Grantee) under this Agreement shall be solely those of an unsecured general creditor of the Company.
21.    Resolution of Disputes.
Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee (in its sole and absolute discretion). Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

CVR ENERGY, INC.	GRANTEE
/s/ John J. Lipinski	/s/ Martin J. Power
By: John J. Lipinski	Martin J. Power
Title: Chief Executive Officer and President

[Signature Page to Incentive Unit Agreement]